EX-99.(a)(5)(B)

FURLONG FUND AMENDS ITS TENDER OFFER FOR SHARES OF DYNACQ HEALTHCARE, INC.

February 28, 2014 –Furlong Fund, LLC (“Furlong” or the “Purchaser”), which is managed by Furlong Financial, LLC, which has as its sole managing member Daniel Rudewicz, has reduced the maximum number of Shares it is offering to purchase to 1,356,200 shares of common stock, par value $0.001, (the “Shares”) of Dynacq Healthcare, Inc., a Nevada corporation, at a price of $0.03 per share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated February 28, 2014 (as it may be amended and supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal for the offer (which together, with any amendments and supplements hereto or thereto, collectively constitutes the “Offer”). Furlong’s original offer was for up to 6,020,306 Shares.

The Offer, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 12:00 midnight, Eastern Time on March 24, 2014, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended, the “Expiration Date”).

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open which may delay acceptance for payment of, and the payment for, any Shares; (ii) to waive any of the conditions to the Offer; or (iii) to amend the Offer, including by increasing the consideration offered, by giving oral or written notice of extension, waiver or amendment to the Depositary and making a public announcement thereof. In addition, the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or as required by applicable law. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if the Purchaser waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

The Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are being filed with the SEC and will be made available, for free, through the SEC’s website at http://www.sec.gov/. Any questions or requests for assistance or for additional copies—which will be furnished promptly at the Purchaser’s expense—of the Offer to Purchase, the related Letter of Transmittal and other related tender offer tender offer materials may be directed to Alliance Advisors, LLC toll-free at (855) 325-6674, by mail at 200 Broadacres Dr., 3rd Fl., Bloomfield, NJ 07003, or by visiting our website at http://www.furlongfilings.com.

This announcement is not an offer to purchase or a solicitation of an offer to sell shares. The OFFER IS made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. THIS Announcement DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.